Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”), dated as of February 1, 2006, is an amendment to that certain Amendment dated October 25, 2005 (the “First Amendment”) to the Employment Agreement (the “Agreement”) dated as of February 27, 2005, by and between i2 Technologies, Inc. (the “Company”) and Michael E. McGrath (the “Employee or CEO”). Undefined capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

Whereas, in accordance with the Company’s 1995 Stock Option/Stock Issuance Plan (the “Stock Option Plan”), the Company may grant to any employee an option to purchase up to one million shares of the Company’s common stock, par value $0.00025 (the “Common Stock”) in such employee’s initial year of employment with the Company ( the “Initial Year Limitation”);

Whereas, during 2005, the Company inadvertently granted to the Employee an option to purchase 220,000 shares of the Company’s Common Stock in excess of the Initial Year Limitation (the “Excess Option Shares”);

Whereas, the Company and the Employee have agreed to cancel the Excess Option Shares;

Therefore, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto hereby agree as follows:

The Company and the Employee agree to cancel the 100,000 Option Shares that may have vested on November 30, 2007, the 100,000 Option Shares that may have vested on August 31, 2007, and 20,000 of the 100,000 Option Shares that may have vested on May 31, 2007 for a total of 220,000 Option Shares being cancelled.

IN WITNESS WHEREOF, the Company and Employee have executed this Second Amendment on and as of the day and year first above written.

i2 Technologies, Inc.

Robert Donohoo

Senior Vice President and General Counsel

Employee

Michael E. McGrath

President and Chief Executive Officer